THIRD AMENDMENT TO LOAN AGREEMENT

     THIS THIRD AMENDMENT to the Loan Agreement, as amended by the First Amendment (as defined below), and the Second Amendment (as defined below), by and among Fresh Brands, Inc., a Wisconsin corporation, Fresh Brands Distributing, Inc., a Wisconsin corporation, and Dick's Supermarkets, Inc., a Wisconsin corporation (collectively, "Co-Borrowers" and individually, a "Co-Borrower") and M&I Marshall & Ilsley Bank, a Wisconsin banking corporation, and U.S. Bank National Association (f/k/a Firstar Bank, N.A.), a national banking association (collectively, the "Banks" and individually, a "Bank"), dated June 16, 2001 ("Loan Agreement").


                                     RECITAL

     A. Banks and Co-Borrowers desire to amend the Loan Agreement as provided below.


                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the recital and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Definitions and References. Capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless they are otherwise defined herein. All references to the Loan Agreement contained herein shall mean the Loan Agreement as amended by the First Amendment to Loan Agreement, dated as of June 16, 2001 (the "First Amendment"), and the Second Amendment to Loan Agreement, dated as of August 23, 2002 (the "Second Amendment"), and by this Amendment.

     2.   Amendments. The Loan Agreement is amended as follows:

          (a) Section 1. Subsection (b)b of Section 1 of the Loan Agreement is amended by deleting Subsection (b)b in its entirety and replacing it with the following:

          "In the case of the Firstar Line of Credit and the Firstar Master Note, the Adjusted LIBOR Rate shall mean an annual rate equal to the LIBOR Margin determined in accordance with the Pricing Matrix set forth on Schedule 5 to the Loan Agreement plus the one-month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month. The term New York Banking Day means any day (other than a Saturday or Sunday) on which commercial banks are open


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

          for business in New York, New York. If the initial advance under this Note occurs other than on the first day of the month, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect for the remaining days of the month of the initial advance; such one-month LIBOR rate to be reset at the beginning of each succeeding month. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error."

          (b) Section 5. The provision with respect to Paragraph (iii) of Subsection (c) of Section 5 is amended by deleting the words "(including Capitalized Lease Obligations)".

          (c) Section 6. Subsection (i) of Section 6 of the Loan Agreement is amended by adding the following to the end of Subsection (i):

          "; the Standby Letter of Credit Application and Agreement dated December 19, 2001 by and among Co-Borrower Schultz Sav-O Stores, Inc. and M&I ; and the Standby Letter of Credit Application and Agreement dated February 4, 2002 by and among Co-Borrower Fresh Brands Distributing, Inc. and M&I ; "

          (d)  Section 9. The provision with respect to Subsection (i) of
     Section 9 is amended by deleting the words "including, without limitation, Capital Lease Obligations and" and inserting the words "Capital Lease Obligations and" after the word "excluding," so that the definition of Funded Debt, in addition to excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation, also excludes Capital Lease Obligations.

     3. Representations and Warranties. Each Co-Borrower jointly and severally certifies that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment and no condition, event, or act which would constitute a default under the Loan Agreement exists and no condition, event, act or omission has occurred which, with the giving of notice or passage of time, would constitute an Event of Default under the Loan Agreement.

     4. Full Force and Effect. Except as otherwise provided herein, the Loan Agreement shall remain in full force and effect and each Co-Borrower shall be bound by all of the covenants therein.

     5. Condition. This Amendment shall not be effective until the Banks have received a certified copy of the resolutions of the Board of Directors of each Co-Borrower, authorizing the execution and delivery of this Amendment.

     6. Expenses. Each Co-Borrower hereby acknowledges its joint and several obligation to reimburse the Banks for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Amendment, including, without


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

limitation, the reasonable fees of counsel to the Banks, as required in Subsection (f) of Section 10 of the Loan Agreement.

                  [signatures contained on the following page.]




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

     Dated as of this ____ day of November, 2002.


CO-BORROWERS:


FRESH BRANDS, INC.


By:  /s/ Elwood F. Winn
    -------------------------------------------
     Elwood F. Winn,
     President & Chief Executive Officer


FRESH BRANDS DISTRIBUTING, INC.


By:  /s/ Elwood F. Winn
    -------------------------------------------
     Elwood F. Winn,
     President & Chief Executive Officer


DICK'S SUPERMARKETS, INC.


By:  /s/ Robert J. Brodbeck
    -------------------------------------------
     Robert J. Brodbeck,
     President


BANKS:


M&I MARSHALL & ILSLEY BANK


By:  /s/ Ronald J. Carey
    -------------------------------------------
     Ronald J. Carey, Vice President

Attest: /s/ Thomas E. Bickelhaupt
       ----------------------------------------
     Thomas E. Bickelhaupt, Vice President


U.S. BANK NATIONAL ASSOCIATION


By:  /s/ Caroline V. Krider
    -------------------------------------------
     Caroline V. Krider, Vice President &
     Senior Lender


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